Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Tom Hayes
Investor Relations	Corporate Communications
408-222-8373	408-222-2815
sukhi@marvell.com	tom@marvell.com

Marvell Technology Group Ltd. Reports First Quarter of Fiscal 2012 Financial Results

Revenue: $802 Million

GAAP Net Income: $147 Million, EPS of $0.22

Non GAAP Net Income: $189 Million, EPS of $0.29

Free Cash Flow: $157 Million, 20 Percent of Revenue

Santa Clara, Calif. (May 26, 2011) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the first quarter of fiscal 2012, ended April 30, 2011.

Revenue for the first quarter of fiscal 2012 was $802 million, a 6 percent decrease from $856 million in the first quarter of fiscal 2011, ended May 1, 2010, and a 11 percent sequential decrease from $901 million in the fourth quarter of fiscal 2011, ended January 29, 2011.

GAAP net income was $147 million, or $0.22 per share (diluted), for the first quarter of fiscal 2012, compared with GAAP net income of $206 million, or $0.30 per share (diluted), for the first quarter of fiscal 2011. GAAP net income in the fourth quarter of fiscal 2011 was $223 million, or $0.33 per share (diluted).

Non-GAAP net income was $189 million, or $0.29 per share (diluted), for the first quarter of fiscal 2012, compared with non-GAAP net income of $260 million, or $0.38 per share (diluted), for the first quarter of fiscal 2011. Non-GAAP net income for the fourth quarter of fiscal 2011 was $273 million, or $0.40 per share (diluted).

“The results for our first quarter reflected the typical seasonality of our consumer centric end markets” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “Even at this low point in the revenue cycle, we were an industry leader in profitability for both operating and cash flow margins, demonstrating the strength of our long-term business model. We remain confident that the investments we are making such as in TD-SCDMA and SSD will result in improved results throughout the year.”

Marvell reports net income, basic and diluted net income per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended April 30, 2011, January 29, 2011 and May 1, 2010 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization and write-offs of acquired intangible assets, restructuring costs and certain one-time expenses or benefits.

GAAP gross margin for the first quarter of fiscal 2012 was 58.3 percent, compared to 59.8 percent for the first quarter of fiscal 2011 and 58.7 percent for the fourth quarter of fiscal 2011.

Non-GAAP gross margin for the first quarter of fiscal 2012 was 58.5 percent, compared to 60.6 percent for the first quarter of fiscal 2011 and 59.4 percent for the fourth quarter of fiscal 2011.

Shares used to compute GAAP net income per diluted share for the first quarter of fiscal 2012 were 657 million shares, compared with 678 million shares in the first quarter of fiscal 2011 and 679 million shares in the fourth quarter of fiscal 2011. Shares used to compute non-GAAP net income per diluted share for the first quarter of fiscal 2012 were 663 million shares, compared with 681 million shares for the first quarter of fiscal 2011 and 685 million shares for the fourth quarter of fiscal 2011.

Cash flow from operations for the first quarter of fiscal 2012 was $177 million, down from the $256 million in the first quarter of fiscal 2011 and down from the $251 million reported in the fourth quarter of fiscal 2011. Free cash flow for the first quarter of fiscal 2012 was $157 million, down from the $237 million in first quarter of fiscal 2011 and down from the $213 million reported in the fourth quarter of fiscal 2011. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of IP licenses.

Under the share repurchase program, Marvell repurchased approximately 50 million shares for a total of $800 million in first quarter of fiscal 2012 demonstrating a commitment to returning shareholder value.

Conference Call

Marvell will be conducting a conference call on May 26, 2011 at 1:45 p.m. Pacific Time to discuss results for the first quarter of fiscal 2012. Interested parties may join the conference call by dialing 1-866-700-7173 or 1-617-213-8838, pass-code 96722601. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until June 26, 2011.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude stock-based compensation expense as well as charges related to acquisitions, restructuring, gains and other charges that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP earnings per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP earnings per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of compensation costs expected to be incurred in future periods, but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/antidilutive effects of common stock options and restricted stock.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the strength of Marvell’s long-term business model; the ability of Marvell’s investments to result in improved results throughout the year; and statements concerning Marvell’s use of non-GAAP net income and net income per share as important supplemental information. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on major customers and suppliers; market acceptance of new products; uncertainty in the worldwide economic environment and other risks detailed in Marvell’s SEC filings. When Marvell files its Form 10-Q for the first quarter of fiscal 2012, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. Marvell’s results also remain subject to review by Marvell’s independent registered public accounting firm. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for fiscal year 2011, ended January 29, 2011, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	April 30, 2011	January 29, 2011	May 1, 2010
Net revenue	$802,402	$900,513	$855,579
Cost of goods sold	334,475	371,799	343,985

Gross profit	467,927	528,714	511,594
Operating expenses:
Research and development	242,537	231,836	219,111
Selling and marketing	38,152	40,444	38,423
General and administrative	24,784	26,706	23,108
Amortization of acquired intangible assets	14,341	14,005	22,549

Total operating expenses	319,814	312,991	303,191

Operating income	148,113	215,723	208,403
Interest and other income (expense), net	(218)	10,475	(3,752)

Income before income taxes	147,895	226,198	204,651
Provision (benefit) for income taxes	1,034	3,345	(1,116)

Net income	$146,861	$222,853	$205,767

Basic net income per share	$0.23	$0.34	$0.32

Diluted net income per share	$0.22	$0.33	$0.30

Shares used in computing basic earnings per share	638,946	654,650	640,926
Shares used in computing diluted earnings per share	657,140	679,445	678,059

Marvell Technology Group Ltd.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	April 30, 2011	January 29, 2011	May 1, 2010
GAAP net income	$146,861	$222,853	$205,767
Stock-based compensation	27,480	31,279	26,896
Amortization of acquired intangible assets	14,341	14,005	22,549
Restructuring	619	679	586
Legal/Tax related matters (a)	—	4,062	4,373

Non-GAAP net income	$189,301	$272,878	$260,171

GAAP weighted average shares - diluted	657,140	679,445	678,059
Non-GAAP adjustment	5,808	5,760	3,310

Non-GAAP weighted average shares diluted (b)	662,948	685,205	681,369

GAAP diluted net income per share	$0.22	$0.33	$0.30

Non-GAAP diluted net income per share	$0.29	$0.40	$0.38

GAAP gross profit:	$467,927	$528,714	$511,594
Stock-based compensation	1,695	1,776	2,236
Other	—	4,062	4,373

Non-GAAP gross profit	$469,622	$534,552	$518,203

GAAP gross profit as a % of revenue	58.3%	58.7%	59.8%
Stock-based compensation	0.2%	0.2%	0.3%
Other	0.0%	0.5%	0.5%

Non-GAAP gross profit	58.5%	59.4%	60.6%

GAAP research and development:	$242,537	$231,836	$219,111
Stock-based compensation	(19,593)	(21,789)	(18,851)
Restructuring	(168)	(280)	(129)

Non-GAAP research and development	$222,776	$209,767	$200,131

GAAP selling and marketing:	$38,152	$40,444	$38,423
Stock-based compensation	(2,654)	(2,991)	(3,173)
Restructuring	—	—	—

Non-GAAP selling and marketing	$35,498	$37,453	$35,250

GAAP general and administrative:	$24,784	$26,706	$23,108
Stock-based compensation	(3,538)	(4,723)	(2,636)
Restructuring	(451)	(399)	(457)

Non-GAAP general and administrative	$20,795	$21,584	$20,015

(a)	The three months ended January 29, 2011 and the three months ended May 1, 2010 include portions of litigation settlements related to previous periods.
(b)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of stock compensation costs attributable to future services and not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	April 30, 2011	January 29, 2011
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$2,267,839	$2,930,030
Accounts receivable, net	425,468	459,406
Inventories	299,108	245,448
Prepaid expenses and other current assets	80,154	77,763

Total current assets	3,072,569	3,712,647
Property and equipment, net	354,483	358,440
Long-term investments	26,070	26,226
Goodwill and acquired intangible assets, net	2,130,342	2,129,464
Other non-current assets	109,143	111,380

Total assets	$5,692,607	$6,338,157

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$321,687	$332,007
Accrued liabilities	210,837	232,518
Deferred income	80,890	76,161

Total current liabilities	613,414	640,686
Other long-term liabilities	175,789	175,602

Total liabilities	789,203	816,288

Shareholders’ equity:
Common stock	1,218	1,317
Additional paid-in capital	4,034,873	4,805,588
Accumulated other comprehensive income	6,580	1,092
Retained earnings	860,733	713,872

Total shareholders’ equity	4,903,404	5,521,869

Total liabilities and shareholders’ equity	$5,692,607	$6,338,157

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	April 30, 2011	May 1, 2010
Cash flows from operating activities:
Net income	$146,861	$205,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,037	23,078
Stock-based compensation	27,480	26,896
Amortization of acquired intangible assets	14,341	22,549
Other (income) expense, net	3,854	2,035
Fair market value adjustment to acquired inventory sold	—	(942)
Excess tax benefits from stock-based compensation	(3)	(185)
Changes in assets and liabilities:
Accounts receivable	33,938	(91,897)
Inventories	(53,107)	35,417
Prepaid expenses and other assets	644	10,381
Accounts payable	(5,295)	6,703
Accrued liabilities and other	(5,450)	2,362
Accrued employee compensation	(14,880)	(10,506)
Deferred income	4,729	23,933

Net cash provided by operating activities	177,149	255,591
Cash flows from investing activities:
Purchases of marketable securities	(677,179)	(186,878)
Purchases of strategic investments	(1,750)	(1,000)
Sales and maturities of investments	272,547	149,440
Cash paid for acquisitions, net	(16,330)	—
Purchases of technology licenses	(3,290)	(2,250)
Purchases of property and equipment	(17,018)	(16,395)

Net cash used in investing activities	(443,020)	(57,083)
Cash flows from financing activities:

Repurchase of common stock	(803,501)	—
Proceeds from employee stock plans	5,207	48,688
Principal payments on capital lease and term loan obligations	(511)	(470)
Excess tax benefits from stock-based compensation	3	185

Net cash (used in) provided by financing activities	(798,802)	48,403

Net increase (decrease) in cash and cash equivalents	(1,064,673)	246,911

Cash and cash equivalents at beginning of period	1,847,074	1,105,428

Cash and cash equivalents at end of period	$782,401	$1,352,339